EXHIBIT 99.2

CLARIENT GENERATES 70% INCREASE
IN FOURTH QUARTER REVENUES

Operating Loss Declines 18% from Prior Year

Aliso Viejo, CA (March 7, 2007) – Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today announced financial results for its fourth quarter and full year 2006. Total net revenue was $10.2 million for the fourth quarter of 2006, an increase of 70 percent from $6.0 million in 2005.  This represents the fifth straight quarter of sequential double-digit revenue growth for the Company.  For the full year, revenue was $33.6 million, an increase of 67 percent compared to $20.1 million in 2005.

Commenting on the Company’s results, Clarient’s President and CEO Ron Andrews said, “Our fourth quarter and full year 2006 results reflect strong, ongoing momentum generated by our new business strategy. In 2006, revenues from our lab services business more than doubled in comparison to 2005, we worked to rapidly achieve operational critical mass, gross margin improvements were significant, and the commitment among our employees to take the fight against cancer personally has never been stronger.”

Financial Highlights

•                  Services group revenue, net of contractual discounts, was $8.1 million in the fourth quarter of 2006, compared to $3.9 million of net revenue in 2005, an increase of 109 percent. Services group revenue for the full year was $27.9 million, compared to $11.4 million for 2005, representing an increase of 144 percent.

•                  Instrument Systems revenue was $2.1 million for the fourth quarter of 2006, which remained flat as compared to 2005. Instrument Systems revenue for the full year was $5.7 million, compared to $8.7 million, a decrease of 35 percent from 2005.

•                  During the fourth quarter, the Company completed the ACIS® III system development and shipped the first commercial ACIS III units.

Net loss attributable to common stock for the fourth quarter of 2006 was $3.4 million or a net loss per share of $0.05 compared to a net loss of $3.7 million or $0.06 per share for 2005.  Net loss for the 2006 fourth quarter includes share-based compensation expense of $0.3 million or less than $0.01 per share, due to the implementation of SFAS 123(R) which was not reflected in the results for 2005.

Corporate gross profit in the fourth quarter of 2006 was $5.0 million, compared to $2.9 million in 2005, an increase of 74 percent. Corporate gross margin in the quarter was 49 percent, compared to the 48 percent reported in the fourth quarter of 2005.  The 12 percentage point year over year improvement in the gross margin of the Services business from 33 percent in the fourth quarter of 2005 to 45 percent in the fourth quarter of 2006 more than offset the 10 percentage point decrease in gross margin in the Instrument Systems business from 74 percent in the fourth quarter of 2005 to 64 percent in the fourth quarter of 2006.  This decline in gross margin of the Technology business was due to the continued transition to third party distribution.

Corporate gross profit for the full year ended December 31, 2006 was $15.9 million, compared to $8.9 million for 2005, an increase of 78 percent. Gross margin for the full year was 47 percent, an improvement over the 44 percent reported for 2005.

Operating expenses were $8.0 million in the fourth quarter of 2006, compared to $6.5 million in 2005.  This increase in operating expenses was principally due to incremental share-based payment expense from the implementation of SFAS 123(R), the increase in facility expenses due to the transition to the new facility in Aliso Viejo, CA, and development costs related to ACIS III.  Despite these increases, operating expenses as a percentage of net revenue continued to decline in the quarter and for the year.

Commenting further, Andrews said, “The continued sales growth from our Services business indicates that Clarient is executing on its strategy to provide unparalleled service to our customers. We are confident in our ability to continue to revenue growth in our services business and achieve break even in cash flow from operations by year end.”

At December 31, 2006, the Company’s cash equivalents and restricted cash were approximately $0.7 million, compared to $2.6 million at the end of the third quarter of 2006.  During the fourth quarter, cash increased from borrowings under the Company’s accounts receivable line and was reduced from the loss from operations, capital expenditures, and debt repayments. The Company once again achieved record cash collections from its Services group for the quarter through streamlining its processes and the overall growth in the business.

Today, the Company obtained a subordinated revolving credit line from an affiliate of Safeguard Scientifics, Clarient’s majority stockholder.  The facility provides Clarient access to up to $12 million in working capital funding should the company need it to fund its growing business.  The company believes this financing should provide Clarient with the needed access to capital to reach break even in cash flow from operations and to invest in its novel marker strategy.

Clarient will discuss fourth quarter 2006 results on a conference call and live web cast at 5:00 PM ET today. Call information is available at http://www.clarientinc.com/investor.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The Company was formed in 1996 to develop and market the ACIS® Automated Cellular Imaging System, an important advance in slide-based testing.  The rise of individualized medicine as the new direction in oncology led the Company in 2004 to expand its business model to provide the full range of leading diagnostic technologies such as flow cytometry and molecular testing in-house, creating a state-of-the-art commercial cancer laboratory and providing the most advanced oncology testing and drug development services available.  Clarient is a Safeguard Scientifics, Inc. partner company.  For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in growth-stage technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies.  The company participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings.  For more information, visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: the Company’s ability to continue to develop and expand its services group business,  the Company’s ability to expand and maintain a successful sales and marketing organization, the continuation of favorable third party payer reimbursement for laboratory tests, the Company’s ability to obtain additional financing on acceptable terms or at all , the Company’s ability to agree upon new financial covenants with GE Capital and to extend or obtain waivers of certain defaults under its credit facilities, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in identifying and developing new diagnostic tests or novel markers, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in novel cancer diagnostics and dependence on third parties for collaboration in developing new tests, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:
Matt Clawson	John Baldissera
Allen & Caron, Inc.	BPC Financial Marketing
(949) 474-4300	(800) 368-1217
matt@allencaron.com

Clarient , Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenue:
Services group	$8,114	$3,883	$27,932	$11,439
Instrument systems group	2,123	2,144	5,672	8,710
Total revenue, net	10,237	6,027	33,604	20,149

Cost of revenue	5,238	3,154	17,716	11,208
Gross profit	$4,999	$2,873	$15,888	$8,941

Gross margin%	49%	48%	47%	44%

Expenses:
Selling, general and administrative	4,225	3,590	17,036	13,414
Diagnostic services administration	2,504	1,787	8,950	6,312
Research and development	1,253	1,137	4,698	3,805
Total operating expenses	$7,982	$6,514	$30,684	$23,531

Operating loss	$(2,983)	$(3,641)	$(14,796)	$(14,590)

Other expense and taxes, net	400	59	1,130	212

Net loss attributable to common stock	$(3,383)	$(3,700)	$(15,926)	$(14,802)

Net loss per common share:

Basic & diluted	$(0.05)	$(0.06)	$(0.23)	$(0.27)

Weighted average number of common shares outstanding	71,001,545	60,647,354	67,872,436	53,971,275

Clarient , Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2006	2005

Cash and restricted cash	$680	$9,333
Accounts receivable, net	8,851	4,786
PP&E, net	10,608	8,007
All other assets, net	6,891	3,123

Total assets	$27,030	$25,249

Total liabilities	$25,870	$12,787
Stockholders’ equity	1,160	12,462

Total liabilities and stockholders’ equity	$27,030	$25,249